                                                                    EXHIBIT 10.4



     UBS AG                                             UBS WARBURG LLC
     Stamford Branch                                    299 Park Avenue
     677 Washington Boulevard                  New York, New York 10171
     Stamford, Connecticut 06901



                                                                    May 29, 2002


Newfield Exploration Company
363 North Sam Houston Parkway
Suite 2020
Houston, TX 77060

Attention:        Mr. Terry Rathert
                  Vice President, Chief Financial Officer and Secretary

                     Bridge Loan Facility Commitment Letter


Ladies and Gentlemen:

                  Newfield Exploration Company ("you" or "Company" or "Newfield") has advised UBS AG, Stamford Branch ("UBS") and UBS Warburg LLC ("UBSW" and together with UBS, "we" or "us") that you desire to raise up to $325,000,000 of debt financing from a group of lenders to be arranged by UBSW to provide funds for the refinancing (the "Refinancing") of certain indebtedness of EEX Corporation identified on Exhibit A to this Commitment Letter ("Target" or the "Acquired Business") to be effected in connection with the merger (the "Acquisition") of Target with a wholly owned subsidiary of Company pursuant to an Agreement and Plan of Merger dated May 29, 2002 (the "Acquisition Agreement") among Target, Company and a wholly owned subsidiary of Company (collectively, the "Transactions"). All references to "dollars" or "$" in this agreement and the attachments hereto are references to United States dollars. You have advised us that the sources and uses of funds for the Transaction are as set forth in Exhibit A to this Commitment Letter.

                  We understand that the sources of the debt financing will be a senior secured bridge loan facility (the "Bridge Facility") of up to $325,000,000 as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the "Term Sheet") borrowed jointly and severally by Target, EEX Capital, Inc. and EEX Operating LLC (each wholly-owned subsidiaries of Target) (collectively, "Borrower"). You have advised us that Company will use its reasonable best efforts to refinance the loans and/or commitments in respect of the Bridge Facility as soon as practicable with the proceeds of debt and/or equity or equity-linked securities issued by Company and/or proceeds from the existing credit agreement dated January 23, 2001 of Company agented by JPMorgan Chase Bank (the "Newfield Senior Facility").

                  Commitments.

                  You have requested that UBS commit to provide the Bridge Facility and that UBSW agree to structure, arrange and syndicate the Bridge Facility.

                  UBS is pleased to advise you of its commitment to provide the entire amount of the Bridge Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS and each other Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the "Bridge Documentation") with respect to the Bridge Facility satisfactory to UBS and the other Lenders reflecting, among other things, the terms and conditions set forth in the Term Sheet and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Bridge Facility (the "Fee Letter"). You agree that the closing date of the Acquisition and the concurrent closing of the Bridge Facility (the "Closing Date") shall be a date mutually agreed upon between you and us, but in any event shall not occur until the terms and conditions hereof and in the Term Sheet (including the conditions to initial funding) have been satisfied. The commitment hereunder shall be reduced dollar-for-dollar by the net proceeds of any debt, equity or equity-linked securities issued by Company, Target or any of their subsidiaries and by the proceeds of any senior bank financing by Company, Target or any of their respective subsidiaries, other than drawings under the Newfield Senior Facility to the extent not in excess of $200,000,000.

                  Syndication.

                  It is agreed that UBSW will act as the sole and exclusive advisor, lead arranger and book-runner for the Bridge Facility, and will exclusively manage the syndication of the Bridge Facility, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or book-runner will be appointed and no Lender will receive compensation with respect to the Bridge Facility outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree.

                  UBS reserves the right, prior to or after execution of the Bridge Documentation, to syndicate all or a portion of its commitment to one or more institutions in consultation with Company that will become parties to the Bridge Documentation (UBS and the institutions becoming parties to the Bridge Documentation, the "Lenders"). Upon any such additional Lender issuing its commitment to provide a portion of any of the Bridge Facility, UBS shall be released from a portion of its commitment in respect of the Bridge Facility in an aggregate amount equal to the commitment of such Lender. You agree actively to, and to use commercially reasonable efforts to cause Borrower to, assist UBSW in achieving a timely syndication of the Bridge Facility that is satisfactory to UBSW.

                  UBSW will exclusively manage all aspects of the syndication of the Bridge Facility in consultation with you, including selection of additional Lenders, determination of when UBSW will approach potential additional Lenders, any naming rights and the final allocations of the commitments in respect of the Bridge Facility among the additional Lenders. To assist UBSW in its syndication efforts, you agree (a) promptly to prepare and provide (and to use your reasonable best efforts to cause Target and your and their representatives to prepare and provide) all financial and other information as we may reasonably request with respect to Company, Target, their respective subsidiaries, the Transactions and any other transactions contemplated hereby, including but not limited to financial projections (the "Projections") relating to the foregoing, (b) to use your reasonable best efforts to ensure that the syndication efforts benefit materially from existing lending relationships of Company and its subsidiaries,
(c) to use your reasonable best efforts to make available to prospective Lenders, senior management and advisors of Company, Target and their respective subsidiaries, (d) to host, with UBSW, one or more meetings with prospective Lenders, (e) to assist, and to use your reasonable best efforts to cause Target and your and its advisors to assist, UBSW in the preparation of one or more confidential information memoranda and other marketing materials satisfactory to UBSW to be used in connection with the syndication of the Bridge Facility and
(f) to obtain, at your expense, ratings of the Bridge Facility from rating agencies selected by UBSW and to participate actively in the process of securing such ratings, including having your senior management meet with such rating agencies.

                  Information.

                  You hereby represent and covenant that (a) all information (other than the Projections) concerning Company, Target, their respective subsidiaries, the Transactions and the other transactions contemplated hereby (the "Information") that has been or will be made available to any of the Lenders or UBSW by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of the Lenders or UBSW by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time and agree to advise UBSW of all developments materially affecting Company, Target or any of their respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to UBSW or any of the Lenders. You acknowledge that UBS and UBSW may in connection with providing the financing under the Bridge Facility and the syndication thereof share with any of their affiliates, and such affiliates may share with UBS and UBSW, any information related to Company, Borrower, Target or any of their respective subsidiaries or affiliates (including in each case information relating to creditworthiness) and the transactions contemplated hereby.

                  Compensation.

                  As consideration for the commitments of the Lenders hereunder with respect to the Bridge Facility and the agreement of UBSW to structure, arrange and syndicate the Bridge Facility and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, to UBS and UBSW the fees set forth in the Term Sheet and Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

                  Conditions.

                  The commitment of the Lenders hereunder with respect to the Bridge Facility and UBSW's agreement to perform the services described herein may be terminated by UBS or UBSW if (i) the terms of the Transactions are changed from those described herein and in the Term Sheet in any respect reasonably determined by UBS or UBSW to be material; (ii) any information submitted to UBS or UBSW by or on behalf of Company, Target or any of their respective subsidiaries or affiliates is inaccurate, incomplete or misleading in any respect reasonably determined by UBS or UBSW to be material; (iii) the structure, terms and conditions of the Acquisition differ in any material respect from those set forth in the draft of the Acquisition Agreement delivered to UBS and its counsel on May 28, 2002; (iv) the transactions contemplated hereby and the financing therefor (including borrowings under the Bridge Facility) are not in full compliance with all applicable legal requirements, including without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System; (v) there shall be any pending or threatened litigation or other proceedings (private or governmental) which UBS or UBSW reasonably determines could be materially adverse to Company, Target, any of their respective subsidiaries and/or the transactions contemplated hereby taken as a whole, including the financing therefor; (vi) any change occurs, or any additional information is disclosed to or discovered by UBS or UBSW (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which UBS or UBSW deems to be materially adverse in respect of the business, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise), properties or prospects of Company, Target or any of their respective subsidiaries taken as a whole; (vii) any of the fees provided for by the Fee Letter are not paid when due; (viii) in the sole reasonable judgment of UBS or UBSW, a material adverse change or material disruption has occurred in the financial, banking or capital markets generally after the date of this Commitment Letter (including, without limitation, the markets for loans to or debt, equity or equity-linked securities issued by companies similar to Company), which has had or could reasonably be expected to have a material adverse effect on the syndication of the Bridge Facility or the refinancing of the Bridge Facility; or (ix) any condition set forth in the Term Sheet is not satisfied or any covenant or agreement in this Commitment Letter or the Fee Letter is not complied with.

                  Clear Market.

                  From the date of acceptance of the offer set forth in this Commitment Letter until our completion of syndication of the Bridge Facility (as determined by us and notified in writing to you) and the termination of your obligations under this Commitment Letter, you will ensure that no financing for Company, Borrower or any of your or their respective subsidiaries or affiliates shall be syndicated or placed without the prior written consent of UBS if such financing, syndication or placement would have, in the judgment of UBS, a detrimental effect upon the transactions contemplated hereby.

                  Indemnity.

                  By your acceptance below, you hereby agree to indemnify and hold harmless each of UBSW, UBS and the other Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, costs, expenses, damages or liabili-ties (or actions or other proceedings commenced or threatened in respect thereof) that arise out of, result from or in any way relate to this Commitment Letter, the Term Sheet, the Fee Letter, the Bridge Facility or the transactions contemplated hereby or the providing or syndication of the Bridge Facility, and to reimburse each Indemnified Person upon its demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by final judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. None of UBSW, UBS or any other Lender (or any of their respective affiliates) shall be responsible or liable to Company, Target or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Fee Letter, the Bridge Facility or the transactions contemplated hereby or the provision or the syndication of the Bridge Facility. In addition, you hereby agree to reimburse each of the Lenders and UBSW from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS's and UBSW's counsel (including local counsel for security interest matters), appraisal and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Bridge Facility, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Fee Letter, the Bridge Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver) whether or not the Closing Date occurs or any Bridge Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility or the commitments under this Commitment Letter are terminated or expire.

                  Confidentiality.

                  This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby. In addition, this Commitment Letter and the Term Sheet (but not the Fee Letter) may be disclosed to Target and its directors, officers, employees, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby.

                  Other Services.

                  You acknowledge and agree that UBS, UBSW and/or their affiliates may be requested to provide additional services with respect to Company, Borrower and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit UBS or UBSW or any of their affiliates to provide any services other than as set out herein.

                  Governing Law, Etc.

                  This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of the Lenders and UBSW, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by UBS, UBSW and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading "Indemnity", each Indemnified Person. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

                  Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 12:00 p.m., New York City time, on May 28, 2002. This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSW to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of exe-cuted counterparts hereof and thereof. Upon the earliest to occur of (A) the execution and delivery of the Bridge Documentation by all of the parties thereto, (B) November 30, 2002, if the Bridge Documentation shall not have been executed and delivered by all such parties prior to that date, or (C) if earlier than (B), the date of termination of the definitive agreement pertaining to the Acquisition, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSW to provide the services described herein shall automatically terminate unless the Lenders and UBSW shall, in their sole discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder. The provisions under "Syndication" and "Clear Market" shall survive the execution and delivery of the Bridge Documentation.


                            [Signature Page Follows]

                  UBS and UBSW are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.


                                      Very truly yours,

                                      UBS AG, STAMFORD BRANCH


                                      By:   /s/ David A. Juge
                                            ------------------------------------
                                            Name:  David A. Juge
                                            Title: Managing Director


                                      By:   /s/ Oliver O. Trumbo
                                            ------------------------------------
                                            Name:  Oliver O. Trumbo
                                            Title: Director


                                      UBS WARBURG LLC


                                      By:   /s/ David A. Juge
                                            ------------------------------------
                                            Name:  David A. Juge
                                            Title: Managing Director


                                      By:   /s/ James P. Boland
                                            ------------------------------------
                                            Name:  James P. Boland
                                            Title: Executive Director


Accepted and agreed to as of
the date first written above:


NEWFIELD EXPLORATION COMPANY


By: /s/ Terry W. Rathert
    --------------------------------------
    Name:  Terry W. Rathert
    Title: Vice President, Chief Financial
           Officer and Secretary

                                                                       EXHIBIT A

                          Target Debt to be Refinanced

             Borrowings under the existing credit facility of Target
                         (the "Target Credit Facility")


            Obligations in respect of the Forward Gas Sale Agreement
                         (as defined in the Term Sheet)












                       Sources and Uses as of May 17, 2002
                                 ($ in Millions)



                 Sources                                                    Uses
                 -------                                                    ----
Bridge Facility......................          $325.0      Refinance Target Debt................     $325.0
Existing EEX Cash....................           123.2      Unwind Forward Gas Sale..............       75.0
                                                           Fees and Expenses....................       35.0
                                                           Minimum Cash Balance.................       10.0
                                                           Excess Cash..........................        3.2


                                               $448.2                                                $448.2
                                               ======                                                ======